Exhibit 10.1

ANNEX B

AMENDMENT TO INVESTMENT MANAGEMENTTRUST AGREEMENT

This Amendment to Investment Management Trust Agreement (this “Amendment Agreement”) is entered into effective as of February 8, 2023 (the “Effective Date”) by and between Goal Acquisitions Corp., a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation (the “Trustee”).

WHEREAS, the parties hereto are parties to that certain Investment Management Trust Agreement made effective as of February 10, 2021 (the “Trust Agreement”);

WHEREAS, capitalized terms contained in this Amendment Agreement without definition shall have the meanings ascribed to such terms in the Trust Agreement;

WHEREAS, the Board of Directors of the Company has approved and declared the advisability of certain amendments to the Charter with respect to the extension of the time within which the Company must complete an initial Business Combination, which amendments have been submitted to the stockholders of the Company for their consideration and vote, together with this Amendment Agreement, at a special of the stockholders of the Company held on or about the Effective Date (the “Special Meeting”);

WHEREAS, Section 7(d) of the Trust Agreement provides that the Trust Agreement may only be changed, amended or modified pursuant to Section 7(d) thereof (e.g., by a writing signed by each of the parties to the Trust Agreement) with the Consent of the Stockholders, which is defined in Section 7(d) of the Trust Agreement, as relevant to the Special Meeting, to mean “receipt by the Trustee of a certificate from the inspector of elections of the [Special Meeting] certifying that the Company’s stockholders of record as of a record date established in accordance with Section 213(a) of the Delaware General Corporation Law, as amended (or any successor rule), who hold fifty percent (50%) or more of all then outstanding shares of the common stock, par value $0.0001 per share, of the Company, voting together as a single class, have voted in favor of such change, amendment or modification…” (such certificate, the “Requisite Vote Certificate”);

WHEREAS, the Trustee has received the Requisite Vote Certificate with respect to the Consent of the Stockholders to this Amendment Agreement; and

WHEREAS, each of the Company and the Trustee desires to amend the Trust Agreement as provided in this Amendment Agreement.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Definitions. Capitalized terms contained in this Amendment Agreement, but not specifically defined in this Amendment, shall have the meanings ascribed to such terms in the Trust Agreement.

2. Amendment to the Trust Agreement. Effective as of the Effective Date, Section 1(j) of the Trust Agreement is hereby amended and restated in its entirety to read as follows:

“Upon receipt of a letter (an “Amendment Notification Letter”) in the form of Exhibit C, signed on behalf of the Company by an authorized officer, extends the date by which it will distribute to Public Stockholders who exercised their conversion rights in connection with an amendment to Article Sixth of the Company’s Amended and Restated Certificate of Incorporation (an “Amendment”) an amount equal to the pro rata share of the Property relating to the common stock for which such Public Stockholders have exercised conversion rights in connection with such Amendment. If the initial business combination is consummated prior to the last day of the applicable 30-day period or there is a liquidation of the Trust Account, the amount to be distributed to redeeming shareholders shall be reduced by the daily amount of the Deposit Amount for the number of days between the date of consummation or liquidation, as applicable, and the end of the applicable 30 day period and the amount of such distribution will be distributed to the Sponsor.”

3. No Further Amendment. The parties hereto agree that except as provided in this Amendment Agreement, the Trust Agreement shall continue unmodified, in full force and effect and constitute legal and binding obligations of all parties thereto in accordance with its terms. This Amendment Agreement forms an integral and inseparable part of the Trust Agreement.

4. References. All references to the “Trust Agreement” (including “hereof,” “herein,” “hereunder,” “hereby” and “this Agreement”) in the Trust Agreement shall refer to the Trust Agreement as amended by this Amendment Agreement. Notwithstanding the foregoing, references to the date of the Trust Agreement (as amended hereby) and references in the Trust Agreement to “the date hereof,” “the date of this Trust Agreement” and terms of similar import shall in all instances continue to refer to February 10, 2021.

5. Governing Law; Jurisdiction. This Amendment Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto consent to the jurisdiction and venue of any state or federal court located in the City of New York, State of New York, for purposes of resolving any disputes under this Amendment Agreement. AS TO ANY CLAIM, CROSS-CLAIM OR COUNTERCLAIM IN ANY WAY RELATING TO THIS AMENDMENT AGREEMENT, EACH PARTY WAIVES THE RIGHT TO TRIAL BY JURY.

6. Counterparts. This Amendment Agreement may be executed in several original or electronic transmission or facsimile counterparts, each of which shall constitute an original, and together shall constitute but one instrument.

7. Other Miscellaneous Terms. The provisions of Sections 7(e), 6(f) and 6(g) of the Trust Agreement shall apply mutatis mutandis to this Amendment Agreement, as if set forth in full herein.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment Agreement to be duly executed by their duly authorized representatives effective as of the Effective Date.

CONTINENTAL STOCK TRANSFER &
TRUST COMPANY, as Trustee

By:	/s/ Francis Wolf
Name:	Francis Wolf
Title:	Vice President

IN WITNESS WHEREOF, the parties hereto have caused this Amendment Agreement to be duly executed by their duly authorized representatives effective as of the Effective Date.

Goal Acquisitions Corp.

By:	/s/ Harvey Schiller
Name:	Harvey Schiller
Title:	Chief Executive Officer